STOCK PURCHASE AGREEMENT

by and among

AMERICAN INSURANCE ACQUISITION INC., a Delaware corporation,

THE ILLINOIS DIRECTOR OF INSURANCE ACTING SOLELY IN HIS CAPACITY AS STATUTORY LIQUIDATOR OF AMERICAN SERVICE INSURANCE COMPANY, INC. AND AMERICAN COUNTRY INSURANCE COMPANY, IN LIQUIDATION

and

BUCKLE CORP., a Delaware corporation

dated as of November 2, 2020

This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 2, 2020 ("Effective Date"), by and among American Insurance Acquisition Inc., a Delaware corporation ("AIAI"), the Director of Insurance of the State of Illinois (the "Director"), Robert Muriel, acting solely in his capacity as the statutory and court-affirmed successor to and liquidator ("Liquidator") of American Service Insurance Company, Inc. ("ASIC") and its wholly-owned subsidiary American Country Insurance Company ("ACIC") (each, of ASIC and ACIC, a "Company", and, collectively, the "Companies"), in Liquidation, each an Illinois-domiciled insurance company (collectively AIAI and the Liquidator, the "Seller Parties"), and Buckle Corp., a Delaware corporation ("Purchaser"). The Seller Parties and Purchaser shall collectively be referred to herein as the "Parties".

WITNESSETH:

WHEREAS, on July 8, 2019, the Companies were placed in rehabilitation ("Rehabilitation") and on August 11, 2020 (the "Liquidation Date"), the Companies were placed into liquidation with a finding of insolvency ("Liquidation") pursuant to Article XIII of the Insurance Code (as defined below), creating the "Estate of American Service Insurance Company" and the "Estate of American Country Insurance Company" (the "ASIC Estate" and the "ACIC Estate", respectively, and the "Estates", collectively) by orders (the "Rehabilitation Order" or "Liquidation Order") of the Circuit Court of Cook County, Illinois, which is supervising the receivership of the Companies (the "Supervising Court);

WHEREAS the Liquidator is vested, pursuant to 215 ILCS 5/191 and both the Rehabilitation Order and the Liquidation Order, with title to all property, contracts, and rights of action, and has exclusive possession of the organizational documents (including the charter and bylaws), of the Companies;

WHEREAS, the Rehabilitation Order and the Liquidation Order suspended the authority of the Companies' officers and directors to operate the Companies, and following entry of the Liquidation Order, AIAI's affiliate, Anchor Group Management, Inc. ("AGMI"), will cease assisting the Liquidator in administering the business and affairs of the Companies under a cost-sharing arrangement that had been affirmed during Rehabilitation, and it is believed that AGMI's services will be completed prior to Closing; provided, however, that AIAI or AGMI may continue to provide assistance as requested by the Liquidator pursuant to mutual agreement.

WHEREAS, the Liquidator has petitioned the Supervising Court to consolidate the Estates of Gateway and the Companies;

WHEREAS, AIAI is the record holder of all of the issued and outstanding shares of capital stock of ASIC;

WHEREAS, ASIC is the record holder of all of the issued and outstanding shares of capital stock of ACIC, an asset of the ASIC Estate and subject to the authority and control of the Liquidator pursuant to 215 ILCS 5/191 and who is authorized to deal its property and business pursuant to 215 ILCS 3/192(2);

WHEREAS, a stalking horse bidding process was conducted as described in the order of the Supervising Court (as defined below) dated August 18, 2020 and the Liquidator has named Purchaser as the awardee of the bid to purchase the Shares (as defined below);

WHEREAS, in connection with the Liquidation, the Seller Parties desire to sell, or cause to be sold, to Purchaser, and Purchaser desires to purchase, all of the Shares (as defined below), upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of the transaction contemplated by this Agreement, prior to the Closing, the Liquidator, on appropriate notice and opportunity for a hearing, will seek the entry of a written Order by the Supervising Court, substantially in the form attached hereto as Exhibit A, approving this Agreement and all of the transactions contemplated hereby and thereby; Channeling (as defined below) each Company's corporate charter and certificates of authority to transact the business of insurance; enjoining claims against Purchaser and the Companies following the Closing; and releasing the Purchaser and the Companies following the Closing from any and all residual liability for all other obligations of the Companies and the Estates (the "Approval Order").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

"ACIC" has the meaning set forth in the Preamble.

"ACIC Estate" has the meaning set forth in the Recitals.

"ACIC Shares" has the meaning set forth in Section 3.03(b).

"Action" means any action, suit or proceeding by or before any Governmental Authority or tribunal of competent jurisdiction, including a court or one or more arbitrators.

"Affiliate" means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under direct or indirect common Control with such Person.

"Agreement" has the meaning set forth in the Preamble.

"AGMI" has the meaning set forth in the Recitals.

"AIAI" has the meaning set forth in the Preamble.

"AIAI Disclosure Schedule" means the disclosure schedule delivered by AIAI to Purchaser concurrently with the execution and delivery of this Agreement.

"AIAI's Knowledge" means knowledge of a particular fact or other matter of which any officer or director of AIAI is actually aware as of the Effective Date.

"Approval Order" has the meaning set forth in the Recitals.

"Article XIII" means Article XIII of the Illinois Insurance Code, 215 ILCS 5/187 *et seq.*

"ASIC" has the meaning set forth in the Preamble.

"ASIC Estate" has the meaning set forth in the Recitals.

"ASIC Shares" has the meaning set forth in Section 3.03(a).

"Books and Records" means originals or copies of the Companies' books, records and documents in the possession or control of the Liquidator to administer, evidence or record information relating to licensing of the Companies.

"Buckle Services" has the meaning set forth in Section 6.01(d).

"Business Day" means any day other than a Saturday, Sunday or other date on which banks located in Chicago, Illinois are closed for business as a result of federal, state or local holiday.

"Cancelled License" means an Insurance License held by a Company that has one or more of the following statuses: (i) cancelled, (ii) revoked, or (iii) not listed at all in the publicly accessible database of the applicable Regulatory or Governmental Authority for the state in which such Insurance License was originally issued, or similar status.

"Channeling" means those provisions of the Approval Order (i) channeling all Post-Closing Assets and Post-Closing Liabilities into the applicable Company, (ii) having the effect of extinguishing and barring the assertion of any and all Residual Estate Liability claims against the Post-Closing Assets, Purchaser and the Companies, and (iii) declaring and confirming the retention of all Retained Assets and the Residual Estate Liabilities in the Estates; and includes all permutations of the concept of "Channeling."

"Claim" or "Claims" has the meaning set forth in the definition of Residual Estate Liabilities.

"Closing" has the meaning set forth in Section 2.03.

"Closing Date" has the meaning set forth in Section 2.03.

"Closing Payment" has the meaning set forth in Section 2.02(b).

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Company" and "Companies" have the meaning set forth in the Preamble.

"Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, the holding of shareholders' or policyholders' proxies by contract other than a contract for goods or non-management services or otherwise, unless the power is solely the result of an official position with or corporate office held by the Person. Control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing ten percent (10%) or more of the voting securities of any other Person, or holds or controls sufficient policyholders' proxies to elect the majority of the board of directors of the domestic company; the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

"Determination Date" has the meaning set forth in Section 2.02(c).

"Direct Payment" has the meaning set forth in Section 5.12.

"Director" has the meaning set forth in the Preamble.

"Effective Date" has the meaning set forth in the Preamble.

"Enforceability Exceptions" has the meaning set forth in Section 3.01(a).

"Estates" means the receivership estates of the Companies created pursuant to Section 191 of Article XIII upon the entry of the Liquidation Order, as described in the Recitals.

"Final Order" means an order, judgment, ruling, decision, or opinion entered by a court of competent jurisdiction which is final and non-appealable.

"Gateway" has the meaning set forth in Section 6.01(d).

"Governmental Authority" or "Regulatory Authority" means the IDOI and any United States federal, state, provincial, local or foreign government, political subdivision, board, commission, regulatory or administrative agency or other instrumentality thereof, including any regulatory authority that may be partly or wholly autonomous.

"Holdback Amount" has the meaning set forth in Section 2.02(c).

"IDOI" means the Illinois Department of Insurance.

"Illinois Company Approval" means the approval by the Director of the change of Control of each of the Companies as a result of the transfer of one hundred percent (100%) of the Shares to Purchaser pursuant to this Agreement.

"Insurance Code" means the Illinois Insurance Code, 215 ILCS 5/1 *et seq*.

"Insurance Licenses" means any license, certificate of authority, franchise, permit, consent, approval, qualification or authorization held by a Company and issued by any Regulatory or Governmental Authority to write and/or offer and sell insurance products in the lines set forth on Schedule 1.01(a), but in no event including the items set forth on Schedule 1.01(b).

"Intellectual Property" means all (a) invention disclosures, patents and patent applications (including divisions, continuations, continuations in part and renewal applications), in any jurisdiction, (b) trademarks, service marks, logos, brand mimes, trade names, trade dress, domain names and other indications or origin (and all goodwill associated therewith and all registrations and applications therefor), (c) websites and all contents thereof and social media site content, handles and accounts, (d) copyrights, whether registered or not (and all registrations and applications therefor), (e) trade secrets and confidential information protectable by applicable Law, and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (f) database rights, design rights, mask works, know-how and publicity rights, and (g) any other intellectual property or proprietor), rights protectable by applicable Law in any jurisdiction.

"IRS" means the Internal Revenue Service.

"Law" means any federal, state, provincial, local or foreign statute, law, ordinance, code, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

"Liquidation" has the meaning set forth in the Recitals.

"Liquidation Date" has the meaning set forth in the Recitals.

"Liquidation Order" has the meaning set forth in the Recitals.

"Liquidator" has the meaning set forth in the Preamble and includes agents, representatives and special deputies as provided for in 215 ILCS 5/ 202.

"Material Adverse Effect" means a material adverse effect on the business, financial condition or results of operations of the Companies or Purchaser (in each case, taken as a whole), as applicable; provided, however, that Material Adverse Effect shall not include the fact that the Companies have been in Liquidation; and in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, shall be deemed not to include any adverse event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to (a) conditions affecting the economy or the financial, securities, credit, banking, currency or capital markets generally, (b) conditions affecting the property and casualty insurance, reinsurance or retrocession industry, or the insurance, reinsurance, retrocession or financial services industries generally, (c) any changes in applicable Law or statutory accounting practices, or the interpretations of any of the foregoing, or changes in general legal, regulatory or political conditions, (d) acts of terrorism or war, including the engagement by the United States of America or any other country in hostilities, and whether or not pursuant to a declaration of a national emergency or war, or any pandemics, earthquakes, hurricanes, tropical storms, floods, fires or other natural disasters, (e) any action taken by the Purchaser, as applicable, or any of its respective Affiliates, (f) any action taken or not taken by a Company, or Purchaser, or as applicable any of their respective Affiliates at the request of the other Party or that is required or contemplated by this Agreement, (g) any failure to meet a Company's or Purchaser's internal or rating agencies' forecasts or projections for such Company or Purchaser, and (h) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with any customers (including insureds and Insurance policyholders), reinsurers, reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners, or employees or other Persons).

"New ACIC EIN" has the meaning set forth in Section 5.03(b)(ii).

"New ASIC EIN" has the meaning set forth in Section 5.03(b)(i).

"New EINs" means the New ACIC EIN and the New ASIC EIN.

"Old ACIC EIN" has the meaning set forth in Section 5.03(b)(ii).

"Old ASIC EIN" has the meaning set forth in Section 5.03(b)(i).

"Old EINs" means the Old ACIC EIN and the Old ASIC EIN.

"Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any court of competent jurisdiction or Governmental Authority.

"Parties" has the meaning set forth in the Preamble.

"Permit" means any license, permit, Order, approval, consent, registration, membership, authorization or qualification under any applicable Law or issued by, with, or of any Governmental Authority or industry or non-governmental self-regulatory organization.

"Person" means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

"Post-Closing Assets" means the corporate charters of both ASIC and ACIC and the Insurance Licenses of both ASIC and ACIC as set forth on Schedule 1.01(a).

"Post-Closing Liabilities" means the liabilities associated with policies issued or sold by a Company after Closing, including policy benefits, unearned premium, premium taxes, and, to the extent arising solely after the Closing, regulatory fees, fines, or levies associated with the licenses.

"Pre-Closing Tax Period" means any taxable period (or portion thereof) ending on or prior to the Closing Date.

"Premium Tax or Taxes" means the tax assessed (including estimated taxes established by a Governmental Authority) on each Company's gross premiums received (or projected to be received) from insureds in a state in which it holds or held an Insurance License and which remains unpaid as of the Liquidation Date, but does not include any such assessment after the Liquidation Date. Notwithstanding the foregoing, premiums paid or earned for policies in force from the Liquidation Date until September 11, 2020 shall be taken into account for purposes of calculating Premium Tax or Taxes.

"Purchase" has the meaning set forth in Section 2.01.

"Purchase Price" has the meaning set forth in Section 2.02(a).

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Disclosure Schedule" means the disclosure schedule delivered by Purchaser to the Seller Parties concurrently with the execution and delivery of this Agreement.

"Purchaser Due Diligence Information" has the meaning set forth in Section 4.08.

"Purchaser Fundamental Representations" means, collectively, the representations and warranties of Purchaser contained in Section 4.01 (Organization and Authority of Purchaser), Section 4.02 (No Conflicts) and Section 4.07 (No Brokers).

"Rehabilitation" has the meaning set forth in the Recitals.

"Rehabilitation Order" has the meaning set forth in the Recitals.

"Representatives" has the meaning set forth in Section 5.08.

"Residual Estate Liabilities" means and includes in any respect and all respects, without limitation, any and all other manner or type of corporate, contractual, legal or regulatory obligation whatsoever, including but limited to insurance or reinsurance policy obligations for policies issued or renewed prior to Closing, claims, counterclaims, potential claims, demands, rights, obligations, liabilities, judgments, settlements, controversies, suits, causes of action, debts, obligations, losses, promises, covenants, agreements, contracts, bonds, costs, charges, interest, attorney's fees, and expenses of every and whatever kind or nature that were or could have been made, directly or indirectly, whether known, unknown, contingent, liquidated or

mature, whether in law or in equity, whether for direct damages (whether compensatory, punitive or exemplary), contribution, indemnification or otherwise seeking monetary or other (including any equitable) relief that is not strictly a Post-Closing Liability (each a "Claim" and collectively "Claims"), including without limitation any Claim arising before, during or after a Company's receivership, arising out of or related to pre-Closing acts, omissions or conduct of a Company, any Claims related to previously merged entities of a Company, and any acts, omissions or conduct of the Liquidator and any subsequent receiver of the Estates designated, appointed or confirmed, regardless whether any such Claim could have been timely or late filed, presented, allowed or adjudicated under or within the scope and meaning of Article XIII, including Section 205(1)(a) (administrative expense), (b) (secured claims), (c) (certain wage claims), (d) (claims by policyholders, beneficiaries, and insureds under insurance policies and liability claims against insureds under insurance policies), (e) claims by policyholders, beneficiaries, and insureds, the allowed values of which were determined by estimation) (f) (federal government claims), (g) (general creditor claims), (h) (certificate, capital and surplus note holders) or (i) (shareholders, members and owners), 215 ILCS 5/205(1)(a), (b), (c), (d), (e), (f), (g), (h) or (i).

"Resignations" has the meaning set forth in Section 5.05.

"Restricted License" means an Insurance License held by a Company that is not active and in full force and effect, or that has restrictions, suspension or exceptions, other than a Cancelled License.

"Retained Assets" means and includes all of a Company's property, contracts, rights of action, and all deposits of a special or trust nature retained by the Estates other than Post-Closing Assets. "Retained Assets" shall also include a Company's right to participate in the distribution of general assets of the Estates as a creditor, arising under its proprietary claims as a shareholder, member, or other owner or otherwise, under 215 ILCS 5/205.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Parties" has the meaning set forth in the Preamble.

"Shares" means both the ASIC Shares and the ACIC Shares.

"Supervising Court" has the meaning set forth in the Recitals.

"Tax or Taxes" means any and all federal, state, provincial, local or foreign income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, harmonized sales, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff impost, assessment or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

"Tax Refund" has the meaning set forth in Section 5.12.

"Tax Returns" means any and all returns, reports, statements, certificates, schedules or claims for refund of or with respect to any Tax that is supplied to any Governmental Authority, including any and all attachments, amendments and supplements thereto.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, Joint venture agreement or other document).

“Transfer Taxes” means any and all sales, use, value added, stamp, documentary, filing, recording, transfix, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipt, registration, securities transaction, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by this Agreement.

“Unpaid Taxes and Fees” has the meaning set forth in Section 5.12.

“Unrestricted License” means an Insurance License held by a Company that is in full force and effect with no restrictions or exceptions.

Section 1.02 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The Schedules and Exhibits, including any attachments, form part of this Agreement and shall have the same force and effect as if expressly written out in the body of this Agreement, and references to this Agreement shall include the Schedules and Exhibits. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or operation of Law) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns. For the avoidance of doubt, references to a Company (or the Companies), an Estate (or the Estates) or the Liquidator shall mean and include the other(s) as the context requires; for example, a reference to a Company shall mean and include the Liquidator acting in the name of such Company or such Estate. The Parties acknowledge that this Agreement has been jointly drafted and that the terms or effect of this Agreement shall not be construed against either Party; the rule of construction known as *contra proferentem* shall not be used to resolve any ambiguity in the interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01 **Purchase and Sale.** Subject to the terms and conditions of this Agreement, at the Closing (a) the Seller Parties agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from the Seller Parties all of the ASIC Shares and (b) the Liquidator agrees to cause ASIC to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase and acquire from ASIC, all of the ACIC Shares, in each case free and clear of all liens and encumbrances, but such sale shall not include the Retained Assets or the Residual Estate Liabilities. For the avoidance of doubt, the Purchase of the ASIC Shares and the ACIC Shares shall not include, and Purchaser shall not acquire, any right, title, Claim, benefit or interest whatsoever in or to, arising out of, or relating to, general assets of the Estates. All proprietary claims of AIAI as provided for under sub-part 1(i) of Section 205, 215 ILCS 5/205(1)(i), arising out of or relating to AIAI's shareholding, equitable or other ownership interest in Gateway, ASIC or ACIC is and shall continue to be solely vested in and retained solely for the benefit of AIAI.

Section 2.02 **Payment of Purchaser's Consideration.**

(a) The purchase price for the Shares (the "Purchase Price") shall be comprised of the Closing Payment and the Holdback Amount, subject to further adjustment as described in this Agreement.

(b) The "Closing Payment" shall be payable at Closing by wire transfer of immediately available funds to a bank account designated by the Liquidator, and shall be calculated as the sum of the following:

(i) Eighty Thousand Dollars ($80,000) for each Insurance License that is an Unrestricted License as of the Closing; *plus*

(ii) Forty Thousand Dollars ($40,000) for each Insurance License that is a Restricted License as of the Closing.

(c) The "Holdback Amount", if any, shall be payable by wire transfer of immediately available funds to the account(s) designated by the Estates within five (5) Business Days following the date that is six (6) months following the Closing Date (the "Determination Date"), and shall be calculated as the sum of the following:

(i) With respect to each Insurance License that is an Unrestricted License as of the Determination Date:

(A) Forty Thousand Dollars ($40,000) for each Insurance License that was a Restricted License as of the Closing.

(B) Eighty Thousand Dollars ($80,000) for each Insurance License that was a Cancelled License as of the Closing.

(ii) With respect to each Insurance License that is a Restricted License as of the Determination Date:

(C) Forty Thousand Dollars ($40,000) for each Insurance License that was a Cancelled License as of the Closing.

(D) Negative Forty Thousand Dollars (-$40,000) for each Insurance License that was an Unrestricted License as of the Closing, except where such status change was proximately caused, directly or indirectly, by Purchaser's actions or failure to take action that is required or reasonably necessary under statute or regulation following the Closing Date.

(iii) With respect to each Insurance License that is a Cancelled License as of the Determination Date:

(E) Negative Forty Thousand Dollars (-$40,000) for each Insurance License that was a Restricted License as of the Closing, except where such status change was proximately caused, directly or indirectly, by Purchaser's actions or failure to take action that is required or reasonably necessary under statute or regulation following the Closing Date.

(F) Negative Eighty Thousand Dollars (-$80,000) for each Insurance License that was an Unrestricted License as of the Closing, except where such status change was proximately caused by Purchaser's actions or failure to take action that is required or reasonably necessary under statute or regulation following the Closing Date.

provided, however, that (i) if such calculated Holdback Amount is zero or a negative number, no Holdback Amount shall be paid by Purchaser (and, for the avoidance of doubt, no payment with respect to any such negative amount shall be payable to Purchaser by the Seller Parties); and (ii) Purchaser shall not be required to make any further payment of the Holdback Amount or otherwise for any Insurance License that is a Cancelled License or Restricted License as of the Determination Date that, subsequent to the Determination Date, becomes a Restricted License or Unrestricted License.

Section 2.03 **Closing**. The closing and consummation of the purchase and sale of the Shares (the "Closing") shall be held on the later of (i) the date that is two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) November 2, 2020, or on such other date as the Parties mutually agree to in writing. The Closing shall take place remotely via the exchange of documents and signatures. The transactions contemplated by this Agreement shall be deemed to be consummated as of 12:01 a.m. Central Standard Time on the date on which the Closing occurs (the "Closing Date"), and all actions taken at the Closing shall be deemed to have

occurred simultaneously and shall be deemed effective as of the date and time, specified in this Agreement unless another date or time is specified in another ancillary agreement.

Section 2.04 Closing Deliverables.

(a) At the Closing, the Seller Parties (AIAI with respect to items (i), (iii), (iv) and (v) below, and the Liquidator with respect to items (ii) and (vi) shall deliver or cause to be delivered to Purchaser the following:

(i) certificates representing all of the issued and outstanding shares of ASIC, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer on the stock transfer books of ASIC;

(ii) certificates representing all of the issued and outstanding shares of ACIC, duly endorsed in blank, or accompanied by stock powers duly executed in blank, in proper form for transfer on the stock transfer books of ACIC;

(iii) resignations of the officers and directors of each of ASIC and ACIC;

(iv) a certificate, signed under penalties of perjury and substantially in the form set forth in the Treasury Regulations promulgated under Section 1445 of the Code, certifying that AIAI is not a "foreign person" within the meaning of Section 1445 of the Code;

(v) a copy of the resolutions of the board of directors and shareholders of AIAI approving and adopting this Agreement, and approving and authorizing the consummation of the transactions contemplated hereby; and

(vi) a copy of the Approval Order as entered by the Supervising Court.

(b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller Parties the following:

(vii) the Closing Payment, pursuant to Section 2.02(b); and

(viii) a copy of the resolutions of the board of directors of Purchaser approving and adopting this Agreement, and approving and authorizing the consummation of the transactions contemplated hereby.

Section 2.05 Withholding. Notwithstanding anything herein to the contrary, Purchaser and the Liquidator, for the benefit of the applicable Seller Parties (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law relating to Taxes. If amounts are so withheld and timely remitted to the appropriate Governmental Authority by Purchaser or the Liquidator, for the benefit of the applicable Seller Parties (without duplication), such withheld and remitted

amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. Purchaser shall promptly notify the Seller Parties not less than ten (10) Business Days in advance of Closing in the event that it intends to withhold any amounts pursuant to this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AIAI

AIAI hereby represents and warrants to Purchaser, as of the Effective Date, as follows, except as to Section 3.01(a) which is being represented and warranted to Purchaser by the Liquidator:

Section 3.01 Organization and Authority of the Seller Parties.

(a) ASIC and ACIC are Illinois domestic insurance companies duly organized and validly existing under the laws of the State of Illinois, subject to the Liquidation Order, and the Liquidator has all the requisite organizational power and authority to execute, deliver and perform this Agreement, the agreements referred to in this Agreement and its obligations under this Agreement. Pursuant to the Liquidation Order and applicable Law, the Director is serving as the statutory and court-affirmed Liquidator of the Companies. The Liquidator has the requisite power and authority to execute, deliver and perform this Agreement in accordance with the terms of the Approval Order and in accordance with that order the Liquidator has so executed and delivered the Agreement to Purchaser, subject to the due execution and delivery by Purchaser. For the period beginning July 8, 2019 through the date of this Agreement, the Liquidator has no actual knowledge of any facts or events that contradict the representations of AIAI regarding the Companies. This Agreement is valid and the binding obligation of the Liquidator and enforceable against the Liquidator in accordance with its terms in accordance with the Approval Order and is further subject to (a) bankruptcy, insolvency, Liquidation, liquidation, reorganization, fraudulent or voidable transfer or preference, moratorium and other similar laws now or hereafter in effect relating to or affecting the rights of creditors of insurance companies or creditor's rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and the approval of the Supervising Court (collectively, the "Enforceability Exceptions").

(b) AIAI is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the due execution and delivery by Purchaser and the Liquidator, this Agreement is valid and the binding obligation of AIAI, enforceable against AIAI in accordance with its terms, subject to the Enforceability Exceptions and the Approval Order.

Section 3.02 Authority of AIAI. Subject to the Approval Order, AIAI has obtained all necessary authorizations, approvals and consents from its respective directors, equity holders, managers and other Persons, as applicable, required in connection with the transactions

contemplated in this Agreement and the agreements entered into in connection with this Agreement.

Section 3.03 Capitalization.

(a) The authorized capital stock of ASIC consists of 1,000,000 shares, par value $3.65 per share, of which 821,919 shares are issued and outstanding (the "ASIC Shares"); the ASIC Shares constitute the whole of the issued capital stock of ASIC; all of the ASIC Shares have been duly authorized, are validly issued, fully paid and non-assessable; and AIAI is the record owner all of the ASIC Shares, free and clear of all encumbrances.

(b) The authorized capital stock of ACIC consists of 5,000,000 shares, par value $1.00 per share, of which 5,000,000 shares are issued and outstanding (the "ACIC Shares"); the ACIC Shares constitute the whole of the issued capital stock of ACIC; all of the ACIC Shares have been duly authorized, are validly issued, fully paid and non-assessable; and ASIC is the record owner all of the ACIC Shares, free and clear of all encumbrances.

(c) There are no preemptive or other outstanding rights, options, warrants, subscriptions, puts, calls, conversion rights or agreements or commitments of any character relating to the authorized and issued, unissued or treasury shares of capital stock, or other equity or voting interests, of either of the Companies.

(d) Neither Company has outstanding, nor has it authorized, any stock appreciation, phantom stock, profit participation or similar rights.

(e) There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Conflicts. The execution and delivery of this Agreement by AIAI does not, and the consummation of the transactions contemplated hereby will not, (a) to AIAI's Knowledge, conflict with or violate any provision of the organizational documents of AIAI or the Companies, or (b) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any material contract to which AIAI is a party or, to AIAI's Knowledge, to which either Company is a party, other than as set forth in Section 3.04 of the AIAI Disclosure Schedule.

Section 3.05 Governmental Consents. Upon entry of the Approval Order, no consents, approvals, authorizations, waivers or permits of or filings with or notifications to, any Governmental Authority are required to be made or obtained at or prior to the Closing by AIAI in connection with the execution, delivery or performance of this Agreement by AIAI or to consummate the transactions contemplated hereby, except for (a) consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 3.05 of AIAI Disclosure Schedule, and (b) such other covenants, approvals, authorizations, waivers, permits, filings or notifications the failure of which to make with or obtain from the applicable Governmental Authority that, individually or in the aggregate, would not reasonably be expected

to materially and adversely affect AIAI's ability to timely perform its obligations under this Agreement.

Section 3.06 Litigation; Orders. Except as set forth in Section 3.06 of the AIAI Disclosure Schedule, there is no (i) Action pending or threatened in writing, against either Company or any of its properties or the Post-Closing Assets other than normal course insurance claims or (ii) Action pending against AIAI that, individually or in the aggregate, would reasonably be expected to restrain, prevent or delay the Closing.

Section 3.07 Taxes

(a) Except as set forth in Section 3.07 of the AIAI Disclosure Schedule, all income Tax Returns and all other material Tax Returns required to be filed by the Companies have been timely filed (taking into account any extensions of time within which to file), all such Tax Returns were true, correct and complete in all material respects and all Taxes shown as due on such Tax Returns and all other Taxes due and payable have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established.

(b) Each Company has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and has materially complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) Neither Company has any material liability for (i) Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (ii) Taxes of any Person as a transferee, successor or as a result of a similar liability, operation of Law, by contract (including any Tax Sharing Agreement, but excluding any commercial agreement the primary purpose of which is not Taxes) or otherwise.

(d) No material encumbrances for Taxes have been filed against either Company, except for encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due and being contested in good faith.

(e) Neither Company is required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid income received or accrued on or prior to the Closing Date; (v) to AIAI's Knowledge, election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or foreign tax Law); (vi) to AIAI's Knowledge,

intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax Law); or (vii) method of accounting that defers the recognition of income with respect to transactions occurring on or prior to the Closing Date to any period ending after the Closing Date, or modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(f) Neither Company has entered into a closing agreement or other similar agreement with a Governmental Authority relating to material Taxes of such Company with respect to a taxable period for which the statute of limitations is still open.

(g) Neither Company constitutes or has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(I)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the past two (2) years or which could constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the purchase and sale of the Shares contemplated by this Agreement.

(h) There are no pending or threatened claims by any Governmental Authority with respect to Taxes relating or attributable to either Company with respect to which such Company has been notified in writing by a Governmental Authority and which are not reflected in such Company's financial statements.

(i) Neither Company has waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(j) Neither Company has (i) entered into any transaction identified as a (x) "listed transaction," within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a "transaction of interest," within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is "substantially similar" (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a "listed transaction" or "transaction of interest," or (ii) entered into any other transaction that required or will require the filing of an IRS Form 8886.

(k) To AIAI's Knowledge, neither Company is liable for any Tax due to an election under Section 965(h) of the Code.

Section 3.08 Subsidiaries. ACIC is the only subsidiary of ASIC, and neither ACIC nor ASIC owns or holds the right to acquire any equity interest in any other Person.

Section 3.09 Insurance Examinations (i) All statutory financial examinations of each Company have been completed and reports thereof have been filed as public documents; (ii) copies of the examination reports may be available by request from the IDOI; and (iii) to AIAI's Knowledge, there are no pending examinations of either Company by any Governmental Authority or Regulatory Authority.

<u>Section 3.10 Complete Disclosure</u>. The representations and warranties of AIAI in this Agreement, except to the extent expressly qualified and/or modified by AIAI's Knowledge, and the AIAI Disclosure Schedule, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. The copies of all documents furnished by AIAI to Purchaser pursuant to the terms of this Agreement are, to AIAI's Knowledge, correct and complete.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the specific applicable section of the Purchaser Disclosure Schedule, Purchaser represents and warrants to the Seller Parties as of the date hereof and as of the Closing Date as follows:

<u>Section 4.01 Organization and Authority of Purchaser</u>. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has all the requisite organizational power and authority to execute and deliver, and perform its obligations under, this Agreement. This Agreement has been duly executed and delivered by Purchaser, and, subject to the due execution and delivery by the Seller Parties, this Agreement is valid and the binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

<u>Section 4.02 No Conflicts</u>. Subject to the making of the filings and registrations and receipt of the consents, approvals, authorizations, waivers, permits, filings and notifications referred to in <u>Section 4.03</u>, the execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate any provision of Purchaser's organizational documents, or (b) result in a breach of, constitute a default under, result in the acceleration of, termination of, modification of, or cancellation of, or create in any party the right to accelerate, terminate, modify, or cancel, any contract to which Purchaser is a party, except, in the case of clauses (a) or (b) that, individually or in the aggregate, would not materially and adversely affect its ability to timely perform its obligations under this Agreement.

<u>Section 4.03 Governmental Consents</u>. No consents, approvals, authorizations, waivers or permits of, or filings with or notifications to, any Governmental Authority are required to be made or obtained at or prior to the Closing by Purchaser or any of its Affiliates in connection with the execution, delivery or performance of this Agreement by Purchaser or to consummate the transactions contemplated hereby, except for (a) consents, approvals, authorizations, waivers, permits, filings and notifications set forth in <u>Section 4.03</u> of the Purchaser Disclosure Schedule, and (b) such other consents, approvals, authorizations, waivers, permits, filings or notifications the failure of which to make with or obtain from the applicable Governmental Authority that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect its ability to timely perform its obligations under this Agreement.

<u>Section 4.04 Compliance with Laws; Permits</u>.

(a) Purchaser (i) is in compliance with applicable Law and (ii) has not received, at any time since January 1, 2019, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of Purchaser to comply with, any applicable Law in each case, except for such instances of violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect its ability to timely perform its obligations under this Agreement.

(b) Purchaser (i) holds and maintains in full force and effect all Permits required to conduct its business in the manner and in all such jurisdictions in all material respects as currently conducted, (ii) is in compliance with all such Permits and (iii) has not received, at any time since January 1, 2019, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure on the part of Purchaser to comply with, any term or requirement of any such Permit that has not been remedied, except, in the case of clauses (ii) and (iii), for such instances of violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect its ability to timely perform its obligations under this Agreement.

Section 4.05 Purchaser Impediments.

(a) There is no Action pending or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to restrain, prevent or materially delay the Closing. Subject to the satisfaction of the financing condition set forth in Section 6.02, there are no facts or circumstances related to Purchaser's and its Affiliates' identity (including equity holders, operations or regulatory status) or business operations that would reasonably be expected to impair or delay its ability to promptly obtain the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05 of the Purchaser Disclosure Schedule.

(b) Since January 1, 2020, no event, change, circumstance, effect, development, condition or occurrence has occurred that, individually or in the aggregate, would reasonably be expected to restrain, prevent or delay the Closing.

Section 4.06 Purchase for Own Account

(a) Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(b) Purchaser is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof nor with any present intention of distributing or selling the Shares. Purchaser agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such Laws.

(c) Purchaser is able to bear the economic risk of holding the Shares for an indefinite period, including a complete loss of its investment in the Shares, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of an investment in the Shares.

Section 4.07 No Brokers. There is no investment banker, broker, financial adviser, finder or other intermediary who is or might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, based on arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.08 Non-Reliance. Purchaser has conducted its own independent investigation, review and analysis of the Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Companies for such purpose, including but not limited to any exhibits, appendices, or schedules attached hereto, written communications between representatives of Purchaser and the Companies and written reports provided to Purchaser by its retained consultants (collectively, the "Purchaser Due Diligence Information"). Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the Purchaser Due Diligence Information and the express representations and warranties set forth in Article III, and the other instruments and documents delivered in connection herewith or therewith; and (b) neither the Companies nor any other Person has made any representation or warranty as to the Companies, the business, or the Post-Closing Assets, except as expressly set forth in Article III, the ancillary agreements and the other instruments and documents delivered in connection herewith or therewith.

ARTICLE V

COVENANTS

Section 5.01 Access to information; Confidentiality. Prior to the Closing, to the extent not prohibited by applicable Law, Seller Parties shall ensure and permit that Purchaser and its Representatives have reasonable access during regular business hours and upon reasonable advance notice to the Seller Parties to the Books and Records, within their respective possession or control, for any reasonable business purpose relating to this Agreement; provided, that any Books and Records or other information that is subject to a deliberative process, attorney-client, attorney work product or other legal privilege or obligation of confidentiality or non-disclosure owned by the Liquidator and that would not otherwise be owned by a Company outside of receivership (including communications regarding this Agreement) shall not be made so accessible. Access by Purchaser to the Books and Records shall be at Purchaser's sole cost and expense and shall not unreasonably interfere with the conduct of AIAI or any of its Affiliates' businesses. The provision of any information pursuant to this Section 5.01 shall not expand the remedies available to Purchaser under this Agreement.

Section 5.02 Commercially Reasonable Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing Date, Seller Parties (the Liquidator and AIAI with respect to item (i) and the Liquidator only with respect to item (ii)) and Purchaser shall each use commercially reasonable efforts to promptly (i) take, or to cause to be taken, all commercially reasonable actions, and do, or cause to be done, and provide reasonable assistance and cooperation to the other Party in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement (including satisfying all Closing conditions), in each case, as applicable to such Party; and (ii) obtain from any Governmental Authority any actions, non-actions, clearances, waivers, consents, approvals, Permits or Orders required to be obtained by such Party or any of their respective Affiliates (not under the control of a Governmental Authority) in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Illinois Company Approval and such other approvals set forth on Section 3.05 of the AIAI Disclosure Schedule and Section 4.03 of the Purchaser Disclosure Schedule. In connection therewith, Purchaser shall (w) make, and cause their respective Affiliates (not under the control of a Governmental Authority) to make, all legally required filings set forth on Section 4.03 of the Purchaser Disclosure Schedule as promptly as practicable and, in any case, no later than ten (10) Business Days after the date hereof, in order to facilitate the prompt consummation of the transactions contemplated by this Agreement, (x) provide, and cause their respective Affiliates (not under the control of a Governmental Authority) to provide, such information and communications to Governmental Authorities as such Governmental Authorities may request, (y) take, and cause their respective Affiliates (not under the control of a Governmental Authority) to take, all steps that are necessary, proper or advisable to avoid any adverse action by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (z) consent to, and comply with, any condition imposed by any Governmental Authority in connection with its approval of the transactions contemplated hereby. Except as provided elsewhere in this Agreement, Purchaser shall not be obligated to take, or refrain from taking, any action which would, individually or together with all other actions, reasonably be expected to materially and adversely affect the benefits which the Parties intended Purchaser to derive from this Agreement.

(b) Between the date of this Agreement and the Closing Date, the Seller Parties and Purchaser shall provide each other with a reasonable opportunity to review and comment upon submissions made to any Governmental Authority in connection with the consents and approvals set forth on Section 3.05 of the AIAI Disclosure Schedule and Section 4.03 of the Purchaser Disclosure Schedule, respectively, and shall keep one another reasonably informed of developments relating to their efforts to obtain such consents and approvals.

(c) Purchaser will use commercially reasonable efforts to obtain financing or an equity investment sufficient for the satisfaction of all of Purchaser's obligations under this Agreement, including the payment of the Purchase Price.

(d) Once all of the Closing conditions set forth in Article VI have been satisfied, no Party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other Party to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5.03 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with, the transactions contemplated by this Agreement shall be borne by the Purchaser. The Purchaser shall timely pay the Transfer Taxes, if any, arising out of, or in connection with, the transactions contemplated by this Agreement. Purchaser shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes and shall promptly provide the Seller Parties any such documentation and Tax Returns.

(b) Intended Tax Treatment.

(i) The Parties intend to treat the purchase of the ASIC Shares as a purchase of the Post-Closing Assets, and not as the purchase of the ownership of an existing association taxable as a corporation for Federal and State Tax purposes. Accordingly, Purchaser shall treat ASIC as a new corporation formed on the Closing Date for Federal and State Tax purposes and shall obtain a new taxpayer identification number ("New ASIC EIN") for ASIC for such purposes. The taxpayer identification number of ASIC in effect prior to the Closing ("Old ASIC EIN") shall be retained by the ASIC Estate.

(ii) The Parties intend to treat the acquisition of the ACIC Shares as a purchase of the Post-Closing Assets, and not as the purchase of the ownership of an existing association taxable as a corporation for Federal and State Tax purposes. Accordingly, Purchaser shall treat ACIC as a new corporation formed on the Closing Date for Federal and State Tax purposes and shall obtain a new taxpayer identification number ("New ACIC EIN") for ACIC for such purposes. The taxpayer identification number of ACIC in effect prior to the Closing ("Old ACIC EIN") shall be retained by the ACIC Estate.

(c) Tax Liability and Tax Returns. Subject to Section 5.03(b), the respective Estates shall be liable for all Taxes of each Company and/or Estates associated with the Old EINs. Purchaser shall be liable for all Taxes of each Company associated with the New EINs. AIAI or the Estates shall prepare and file or cause to be prepared and filed all Tax Returns of each Company for all Pre-Closing Tax Periods and all Tax Returns with respect to the Estates. The Estates shall pay all Taxes due or attributable to a Company and/or Estates in connection with such Tax Returns associated with the Old EINs.

Section 5.04 Intercompany Agreements and Accounts.

(a) All agreements to which a Company is or was a party pre-Closing shall remain and continue with, and be binding upon, the Estates, including all rights, liabilities and obligations thereunder. Effective upon the Closing, neither Company shall have any liability or obligation under any such agreement, and all such agreements shall be deemed to be void and of no further force or effect solely with respect to such Company.

(b) Any outstanding intercompany payable or receivable to which a Company is a party shall remain with the Estates.

Section 5.05 Resignations. AIAI shall cause the directors and officers of each Company, to the extent specified in writing by Purchaser at least three (3) Business Days prior to the Closing Date, to resign such position or positions, effective as of the Closing (the "Resignations").

Section 5.06 Further Assurances. From the date hereof through the Closing, Purchaser and the Seller Parties shall cooperate with each other and use their respective commercially reasonable efforts to satisfy all conditions precedent to the consummation of, and to complete, the transactions contemplated by this Agreement and to accomplish the objectives of this Agreement, including by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other Party to effect the transactions contemplated hereby, and by giving and making all notices and filings with any Governmental Authorities necessary to authorize, approve, or permit the consummation of the transactions contemplated by the Agreement and in each case, to provide each Party with the full benefit of this Agreement.

Section 5.07 Release.

(a) From and after the Closing, the Liquidator shall forever and without limitation relinquish and release each Company and Purchaser and each of its Affiliates, but no other Party to this Agreement, from any and all Residual Estate Liabilities, claims and liabilities, known and unknown, regardless of whether contingent, liquidated or mature, of any type or nature arising out of or related to each Company's Liquidation, and the Approval Order shall eliminate any liability of Purchaser and the Companies for any Residual Estate Liabilities. With respect to the post-Closing rights, interests, and obligations of the Parties, all references to "Liquidator" shall be understood to include both the Liquidator and any subsequent receiver appointed, designated or confirmed with respect to a Company pursuant to the Insurance Code and/or the Supervising Court. For the avoidance of doubt, the Parties acknowledge and agree that this Section 5.07(a) is not intended to, and does not, release the Purchaser from any obligations under this Agreement.

(b) From and after the Closing, the Purchaser shall forever and without limitation relinquish and release Liquidator and all of its Affiliates from any and all claims and liabilities, known and unknown, regardless of whether contingent, liquidated or mature, of any type or nature arising out of or related to each Company's Liquidation. For the avoidance of doubt, the Parties acknowledge and agree that this Section 5.07(b) is

not intended to, and does not, release the Liquidator from any obligations under this Agreement.

Section 5.08 Exclusivity. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Article VII of this Agreement, neither Party shall, nor shall they permit any of their respective Affiliates (not under the control of a Governmental Authority) or representatives, officers, directors, shareholders, employees or other agents (collectively, "Representatives") to, with any third party, other than applicable Governmental Authority, Regulatory Authority, the Supervising Court or other Person contemplated by this Agreement, initiate, solicit, negotiate, discuss, enter into any agreement with respect to, or provide any written or oral information (including material disclosed pursuant to the non-disclosure agreement) with respect to, the transactions contemplated by this Agreement or provide any written or oral information to any third party in connection with any such potential transaction. None of the Parties nor any of their respective Affiliates or Representatives shall disclose to any third party (excluding their retained professional advisors) the existence of, or any of the terms contained in, this Agreement. Each Party acknowledges and agrees that it shall be responsible (on a joint and several basis) for any breach of, or non-compliance with, any of the foregoing provisions by any of them or any of their respective Affiliates (not under the control of a Governmental Authority) or Representatives.

Section 5.09 Closing. The Parties shall use commercially reasonable efforts to obtain the Approval Order on or before November 2, 2020 and effectuate the Closing as soon as commercially reasonable thereafter, in accordance with Section 2.03.

Section 5.10 Notifications. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to its terms, the Seller Parties and Purchaser shall promptly advise each other upon receiving any communication (whether oral or written) from any Governmental Authority, Regulatory Authority or third party whose consent is required for consummation of the transactions contemplated by this Agreement that causes the Seller Parties to believe that there is a reasonable likelihood that one or more of the conditions precedent to Closing will not be satisfied. During the period from the date of this Agreement until the Closing or earlier termination of this Agreement pursuant to its terms, the Seller Parties shall promptly advise Purchaser in writing to the extent that they shall become aware of any circumstance that would make the representations and warranties contained in Article III and elsewhere in this Agreement untrue as of the date hereof or as of the Closing Date.

Section 5.11 Post-Closing Access to Books and Records. Following the Closing, the Seller Parties shall, in consideration of the reimbursement of actual costs reasonably incurred, cooperate with Purchaser to provide Purchaser with access to the Books and Records as may be reasonably required for Purchaser's post-Closing operation of each Company's business and in connection with any notices to, filings with, or examinations by any Governmental Authority.

Section 5.12 Post-Closing Payment of Taxes and Fees. If, at the time of Closing, either Company owes to any relevant Governmental Authority or Regulatory Authority (i) Premium Taxes, or (ii) nondischargable fees, fines, or levies that are either (A) related to the Insurance Licenses or (B) otherwise owed by the Companies and required to be paid by the Companies in order for them to conduct insurance business in any of the jurisdictions set forth on

Schedule 1.01(a), including, without limitation, the amounts set forth on Schedule 5.12, which schedule shall be updated by the Seller Parties and delivered to Purchaser two (2) Business Days prior to the Closing Date (collectively, the "Unpaid Taxes and Fees"), the Liquidator shall, as soon as practicable following the Closing, pay all such Unpaid Taxes and Fees using funds from the Purchase Price. In the event that the amount of the Purchase Price is not sufficient to pay all Unpaid Taxes and Fees, the Purchaser shall have the right, at its option, to pay such Unpaid Taxes and Fees directly to the applicable Governmental Authority or Regulatory Authority (a "Direct Payment"). The Purchaser shall have the right to recoup the amount of any Direct Payment from (a) the Holdback Amount, or (b) any refund received by the Companies, the Liquidator, the Seller Parties, or any of their Affiliates attributable to a Direct Payment from a Governmental Authority or Regulatory Authority (a "Tax Refund"). If the Purchaser recoups any Direct Payment from the Holdback Amount and the Companies subsequently receive a Tax Refund, the Purchaser will promptly pay over to the Liquidator the amount recouped by the Purchaser from the Holdback Amount.

Section 5.13 Replacement of ASIC and ACIC Policies. The Liquidator shall use commercially reasonable efforts to cooperate with Purchaser, at Purchaser's expense, to replace ASIC and ACIC insurance policies that are cancelled by the Liquidation Order on paper issued by an insurance company owned or controlled by Purchaser and produced through AGMI.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to the Obligations of Purchaser and the Seller Parties. The obligations of the Parties to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Parties, in whole or in part, to the extent permitted by applicable Law):

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or Final Order that is in effect on the Closing Date and prohibits the Closing;

(b) No Proceedings. No Actions shall have been filed seeking to challenge or appeal the Approval Order.

(c) Required Approvals. The Approval Order, the Illinois Company Approval, and all other consents, approvals, authorizations, waivers, permits, filings and notifications set forth on Schedule 6.01(c) shall have been made or obtained and shall be in full force and effect.

(d) Ancillary Agreements. Buckle Services LLC ("Buckle Services") and AIAI shall have entered into a Program Framework Agreement with respect to the Companies in substantially the same form as the agreement entered into by Buckle Services and AIAI on June 16, 2020 with respect to Gateway Insurance Company ("Gateway"), with such changes as the parties thereto mutually agree, and the Companies, AIAI, and AGMI shall have entered into a General Agency Agreement with

respect to the Companies in substantially the same form as the agreement entered into by AIAI, AGMI and Gateway on June 16, 2020 with respect to Gateway, with such changes as the parties thereto mutually agree.

Section 6.02 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law): (a) the representations and warranties of the Seller Parties set forth in Article III hereof shall be true and correct in all material respects as of the Closing Date (unless any representations and warranties are made with reference to a particular date, in which case such representation and warranties need only be true and correct in all material respects as of such date), in each case, except for (i) changes permitted or contemplated by this Agreement, and (ii) those instances where the failure of the representations and warranties in Sections 3.06, 3.07, 3.08, and 3.09 to be true and correct in all material respects would not, in the aggregate, have a Material Adverse Effect, (b) all covenants and agreements of the Seller Parties required by this Agreement to be performed or complied with by it on or prior to the Closing Date shall have been performed and complied with in all material respects, (c) the Companies hold, in the aggregate, no fewer than forty (40) state insurance licenses, in at least thirty-six (36) different states and territories, that are in full force and effect, which may include any suspended state insurance licenses that are presently under agreement with the relevant Governmental Authority for the reversal of such suspension, (d) the Purchaser shall have obtained financing or an equity investment, on terms acceptable to Purchaser in its sole discretion, sufficient to pay the Purchase Price and all other amounts owed by Purchaser under this Agreement; (e) the absence of any material adverse change in the business, results of operations, condition (financial or otherwise) that adversely affect the licenses of the Companies, (f) the receipt of all necessary approvals from third parties or a Governmental Authority, including without limitation those approvals set forth in Section 3.05 of the AIAI Disclosure Schedule, (g) AIAI shall have delivered to Purchaser a certificate dated as of the Closing Date, and signed by a duly authorized executive officer of AIAI, certifying to the fulfillment of the conditions imposed on AIAI by this Agreement, and (h) AIAI shall have delivered to Purchaser copies of the resolutions of its Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby.

Section 6.03 Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Closing are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Parties, in whole or in part, to the extent permitted by applicable Law): (a) the representations and warranties of Purchaser set forth in Article IV above shall be true and correct as of the Closing Date (unless any representations and warranties are made with reference to a particular date, in which case such representation and warranties need only be true and correct as of such date), in each case, except for (i) changes permitted or contemplated by this Agreement, and (ii) those instances where the failure of the representations and warranties to be true and correct would not, in the aggregate, have a Material Adverse Effect, (b) all covenants and agreements of Purchaser required by this Agreement to be performed or complied with by it on or prior to the Closing Date shall have been performed and complied with in all material respects, (c) Purchaser shall have delivered to the Seller Parties a certificate dated as of the Closing Date, and signed by a duly authorized executive officer of Purchaser, certifying to the fulfillment of the conditions set

forth in clauses (a) and (b) of this Section 6.03, and (d) Purchaser shall deliver to the Seller Parties copies of the resolutions of the Board of Directors and shareholders of Purchaser approving and adopting this Agreement, and approving and authorizing the consummation of the transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Seller Parties;

(b) by Purchaser if (i) Purchaser is not in material breach of any of its covenants or agreements hereunder and (ii) the Companies hold, in the aggregate, fewer than forty (40) state insurance licenses, in at least thirty-six (36) different states and territories, that are in full force and effect, which may include any suspended state insurance licenses that are presently under agreement with the relevant Governmental Authority for the reversal of such suspension, or (iii) either of the Seller Parties are in material breach of any of its respective representations, warranties, covenants or agreements hereunder that renders or would render the conditions set forth in Section 6.02 incapable of being satisfied on the Closing Date or (iv) there exists a Material Adverse Change in the business, results of operations (financial or otherwise) that adversely affect(s) the licenses of the Companies;

(c) by the Seller Parties if (i) neither of the Seller Parties is in material breach of any of its covenants or agreements hereunder and (ii) Purchaser is in material breach of any of its representations, warranties, covenants or agreements hereunder that renders or would render the conditions set forth in Section 6.03 incapable of being satisfied on the Closing Date; or

(d) by the Seller Parties or Purchaser if there shall be in effect a final, non-appealable Order of a Governmental Authority having competent jurisdiction over the business of the Companies prohibiting the Closing, it being the Parties' intent that the Seller Parties and Purchaser shall use their commercially reasonable best efforts to promptly appeal, and diligently pursue, any adverse determination subject to the terms and conditions herein; provided, that the right to terminate this Agreement pursuant to this Section 7.01(d) shall not be available to any party seeking to terminate whose failure to fulfill any obligation under this Agreement has been the cause of, resulted in or contributed to, the failure of the Closing to occur on or prior to the date of such termination.

Section 7.02 Procedure Upon and Effect of Termination. In the event of termination and abandonment by the Seller Parties or Purchaser, or both, pursuant to Section 7.01, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, without further action by the Seller Parties or Purchaser and, except as otherwise

provided for in this Section 7.02, no Party shall have any liability to other Parties or such other Parties' Affiliates, directors, officers, employees, agents, partners, members, equity holders or Representatives in connection with this Agreement; provided, however, termination will not relieve any Party from liability for any intentional and material breach of this Agreement prior to such termination.

Section 7.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to any other Party pursuant to this provision):

to the Liquidator:

Office of the Special Deputy Receiver
General Counsel & Director of Receivership Operations
222 Merchandise Mart Plaza, Suite 960
Chicago, Illinois 60654
Attention: J. Kevin Baldwin
Email: kbaldwin@oadchi.com

With copies to:
Joel A Haber
Thompson Coburn LLP
55 East Monroe St. 37th Floor
Chicago, IL 60603
Email: jhaber@thompsoncoburn.com

to Purchaser:

Buckle Corp.
251 Little Falls Drive
Wilmington, DE 19808
Attention: Martin Young
Email: marty.young@buckleup.com

with copies to:

Bruce Baty
Bryan Cave Leighton Paisner LLP
One Kansas City Place
1200 Main Street, Suite 3800
Kansas City, MO 64105
Telephone: (816) 374-3282

E-mail: bruce.baty@bclplaw.com

to AIAI:

Scott Wollney
953 American Lane, Third Floor
Schaumburg, Illinois 60173

with copies to:
David E. Mendelsohn
DLA Piper LLP (US)
444 West Lake Street 9th Floor
Chicago, Illinois 60606
Email: david.mendelsohn@us.dlapiper.com

Section 7.04 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by all Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Nothing in this Agreement shall, or is intended to, impact any of AIAI's rights, claims or defenses, except to the extent specifically provided in this Agreement.

Section 8.03 Entire Agreement. This Agreement, together with the Preamble, all recitals and all exhibits, appendices and schedules attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.04 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 8.05 Public Disclosure. No Party may issue any press release or other public statement or communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided that each Party may, following the Closing, without the prior written consent of the other Parties, (i) file any pleadings and other documents with the Supervising Court (not under seal) as may be appropriate to carry out the purposes of this Agreement, and (ii) issue such public statement or such other communication as may be required by the Supervising Court or applicable Law, to the extent practicable, following reasonable prior consultation with the other Parties regarding the substance of such statement.

Section 8.06 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and

indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Person incurring such expenses.

Section 8.07 Governing Law; Submission to Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Illinois, without regard for its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b) Any and all disputes between the Parties arising from, or related to, this Agreement shall be subject to the sole jurisdiction of the Supervising Court, without right of removal, and solely for purposes of such disputes, the Parties consent to the personal jurisdiction of such Supervising Court.

Section 8.08 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 8.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 8.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or Governmental Authority of

competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and its application to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the remainder of this Agreement in any other jurisdiction. Each provision of this Agreement shall be interpreted in any reasonable way as to make such provision enforceable.

Section 8.11 Further Assurances; Post-Closing Cooperation.

(c) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

(d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental Authority or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the business or condition of the Companies, and such information, documents or records are in the possession or control of the other Party, such other Party agrees to use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by either Party in accordance with this paragraph shall be held confidential by such Party, and shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the date first written above.

ROBERT H MURIEL, DIRECTOR OF THE ILLINOIS DEPARTMENT OF INSURANCE, AS STATUTORY AND COURT-AFFIRMED LIQUIDATOR OF AMERICAN SERVICE INSURANCE COMPANY, INC. AND AMERICAN COUNTRY INSURANCE COMPANY, IN LIQUIDATION

DocuSigned by:
By: J. Kevin Baldwin
33BE1AC3CB714B5...
Name: J. Kevin Baldwin
Title: Acting Special Deputy Liquidator

AMERICAN INSURANCE ACQUISITION INC.

DocuSigned by:
By: Scott Wollney
823C4034D5154AF...
Name: Scott Wollney
Title: President and CEO

BUCKLE CORP.

By:__________________________________
Name: Martin Young
Title: CFO and COO

IN WITNESS WHEREOF, each of the Parties have executed this Agreement as of the date first written above.

ROBERT H MURIEL, DIRECTOR OF THE ILLINOIS DEPARTMENT OF INSURANCE, AS STATUTORY AND COURT-AFFIRMED LIQUIDATOR OF AMERICAN SERVICE INSURANCE COMPANY, INC. AND AMERICAN COUNTRY INSURANCE COMPANY, IN LIQUIDATION

By:____________________________________
Name: J. Kevin Baldwin
Title: Acting Special Deputy Liquidator

AMERICAN INSURANCE ACQUISITION INC.

By:____________________________________
Name: Scott Wollney
Title: President and CEO

BUCKLE CORP.

By:____________________________________
Name: Martin Young
Title: CFO and COO